ARTICLES
                                      OF
                                  ASSOCIATION





                         LASALLE NATIONAL BANK (LOGO)





                            LASALLE NATIONAL BANK
                               CHICAGO, ILLINOIS


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                                    (LOGO)
                             LaSalle National Bank


                            ARTICLES OF ASSOCIATION

     FIRST. The title of this association, which shall carry on the business of banking under the laws of the United States shall be "LaSalle National Bank."

     SECOND. The place where the main banking house or office of this association shall be located, its operations of discount and deposit carried on, and its general business conducted, shall be Chicago, County of Cook, State of Illinois.

     THIRD. The Board of Directors of this association shall consist of such number of its shareholders, not less than five nor more than twenty-five, as from time to time shall be determined by a majority of the votes to which all of its shareholders are at the time entitled. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business. The Board of Directors, by vote of a majority of the full board, may, between annual meetings of shareholders increase the membership of the Board where the number of directors last elected by shareholders was 15 or less, by not more than two members, and where the number of directors last elected by shareholders was 16 or more, by not more than four members and by a like vote appoint qualified persons to fill the vacancies created thereby; provided that the number of Directors shall at no time exceed twenty-five.

     FOURTH. The regular annual meeting of the shareholders of this association shall be held at its main banking house, or other convenient place duly authorized by the board of directors on such day of each year as is specified therefor in the bylaws.

     FIFTH. The amount of capital stock which this association is authorized to issue shall be Twenty Million Dollars ($20,000,000.00) divided into 2,000,000 shares of common capital stock of the par value of $10.00 each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

     If the capital stock is increased by the sale of additional shares thereof, other than to key officers and employees of the association upon the exercise of options granted pursuant to the terms of a stock option plan then in effect, as to which sales all pre-emptive rights are waived, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The board of directors shall have the power to prescribe a reasonable period of time within which the pre-emptive rights to subscribe to the new shares of capital stock may be exercised.

     The association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

     SIXTH. The board of directors shall appoint one of its members president of this association, who shall be chairman of the board, but the board of directors may appoint a director in lieu of the president to be chairman of the board, who shall perform such duties as may be designated by the board of directors. The board of directors shall have the power to appoint one or more vice presidents, a cashier and such other officers as may be required to transact the business of this association; to fix the salaries to be paid to all officers of this association; and to dismiss such officers, or any of them.

     The board of directors shall have the power to define the duties of officers and employees of this association, to require bonds from them, and to fix the penalty thereof; to regulate the manner in which


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directors shall be elected or appointed,  and to appoint judges of the election;
to make all bylaws that it may be lawful for them to make for the general regulation of the business of this association and the management of its affairs; and generally to do and perform all act that it may be lawful for a board of directors to do and perform.

     SEVENTH. This association shall have succession from the date of its organization certificate until such time as it be dissolved by act of its shareholders in accordance with the provisions of the banking laws of the United States, or until its franchise becomes forfeited by reason of violation of law, or until terminated by either a general or a special act of Congress, or until its affairs be placed in the hands of a receiver and finally wound up by him.

     EIGHTH. The board of directors of this association, or any three or more shareholders owning, in the aggregate, not less than ten per centum of the stock of this association, may call a special meeting of shareholders at any time:
Provided, however, that, unless otherwise provided by law, not less than ten days prior to the date fixed for any such meeting, a notice of the time, place, and purpose of the meeting shall be given by first-class mail, postage prepaid, to all shareholders of record of this association at their respective addresses as shown upon the books of the association. These articles of association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the shareholders owning at least a majority of the stock of this association, subject to the provisions of the banking laws of the United States. The notice of any shareholders' meeting, at which an amendment to the articles of association of this association is to be considered, shall be given as herein-above set forth.

     NINTH. Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the association for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party by reason of his being or having been a director, officer, or employee of the association or of any firm, corporation, or organization which he served in any such capacity at the request of the association: Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he shall finally be adjudged to have been guilty of or liable for negligence or wilful misconduct in the performance of his duties to the association: And, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the association, or the board of directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of the directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled as a matter of law.

                                   ********

May 17, 1982
Form No. 181, Rev 5/17/82 GW